UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(CHECK  ONE):  |X| Form  10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q
               |_| Form N-SAR

                For Period
                Ended:     December 31, 2007
                           -----------------------------------------------------

               |_| Transition Report on Form 10-K

               |_| Transition Report on Form 20-F

               |_| Transition Report on Form 11-K

               |_| Transition Report on Form 10-Q

               |_| Transition Report on Form N-SAR For the

                Transaction Period Ended:
                                           -------------------------------------


  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Score One, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable

Suites 2203-06, Level 22, Office Tower, Langham Place, 8 Argyle Street, Mongkok
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Kowloon, Hong Kong
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [X]      (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]      (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 [ ]      (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Information necessary for the filing of a complete and accurate Form 10-KSB could not be gathered and reviewed within the prescribed time period without unreasonable effort and expense to the Company.



                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Zhenping Wang                            011              852 3105 5063
     ---------------------------------------------------------------------------
          (Name)                            (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                [X]  Yes  [ ] No
     ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


--------------------------------------------------------------------------------


                                 Score One, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 28, 2007                              By  /s/ Zhenping Wang
                                                      -----------------
                                                      Zhenping Wang
                                                      President and Chairman